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                                                                   EXHIBIT 4.1



                               FIRST AMENDMENT TO
                  HEALTH CARE AND RETIREMENT CORPORATION AMENDED
                       STOCK OPTION PLAN FOR KEY EMPLOYEES
                       -----------------------------------


          Pursuant to the authority reserved to the Compensation Committee
(the "Committee") of the Board of Directors of Health Care and Retirement Corporation (the "Company") under Section 7.2 of the Health Care and Retirement Corporation Amended Stock Option Plan for Key Employees (the "Plan"), the Committee hereby amends the Plan as follows:

          1. Article I, Section 1.20 of the Plan is amended in its entirety, to read as follows:

               SECTION 1.20 - SUBSIDIARY
               -------------------------

                    "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possession 50% of more of the total combined voting power of all classes of stock in one of the other corporations in such chain. "Subsidiary" shall also mean any partnership in which the Company and/or any Subsidiary owns 50% or more of the capital or profit interests.

          2. This First Amendment shall be effective on or as of August 23, 1994. In all other respect the Plan shall remain in full force and effect as originally adopted.

          IN WITNESS WHEREOF, the Committee has caused this First Amendment to be executed by a duly authorized officer of the Company, as of this 23rd day of August, 1994.



                                                    HEALTH CARE AND RETIREMENT
                                                    CORPORATION



                                                    By:   /s/ R. Jeffrey Bixler
                                                       ------------------------
                                                       R. Jeffrey Bixler
                                                       Vice President